Exhibit 8.2

September 16, 2025
BRYAN CAVE LEIGHTON PAISNER LLP
One Metropolitan Square
211 North Broadway Suite 3600
Terrestrial Energy Inc.	St. Louis MO 63102
9319 Robert D. Snyder Road, Portal 316	T: +1 314 259 2000
Charlotte, NC 28223	F: + 1 314 259 2020
bclplaw.com

Re:	Business Combination Agreement by and among HCM II Acquisition Corp., HCM II Merger Sub Inc. and Terrestrial Energy Inc.

To the Board of Directors:

We have acted as counsel to Terrestrial Energy Inc., a Delaware corporation (“Terrestrial”), in connection with the Merger, as defined and described in the Business Combination Agreement dated as of March 26, 2025 (the “Business Combination Agreement”) by and among HCM II Acquisition Corp., a Cayman Islands exempted company (the “Purchaser”), HCM II Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Terrestrial. As set forth in the Business Combination Agreement, the Parties intend for the Merger to qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and for the Business Combination Agreement to constitute a “plan of reorganization” with respect thereto for purposes of section 368 of the Code. Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Business Combination Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Purchaser and Terrestrial with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Business Combination Agreement, (ii) the Registration Statement, (iii) the letters of representation issued to us by the Purchaser and Terrestrial and dated as of September 3, 2025 (the “Tax Representation Letters”), and (iv) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Business Combination Agreement, (ii) the factual statements set forth in the Registration Statement and Business Combination Agreement are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, and (iii) the Parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement. We have also assumed that any representations made in the Business Combination Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of Parent or Terrestrial, or otherwise similarly qualified, are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification.

In rendering our opinion, we have considered (i) the applicable provisions of the Code as in effect on the date hereof, and our interpretations of the Code, (ii) the applicable Treasury regulations promulgated under the Code (the “Regulations”) as currently in effect, (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

September 16, 2025

Based upon and subject to the foregoing, we are of the opinion that (i) the discussion set forth in the Registration Statement under the heading “U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO HOLDERS OF TERRESTRIAL STOCK AND TERRESTRIAL,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Bryan Cave Leighton Paisner LLP; and (ii) as set forth under the heading “U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO HOLDERS OF TERRESTRIAL STOCK AND TERRESTRIAL” and subject to the limitations and qualifications therein, the Merger should constitute a reorganization within the meaning of section 368(a) of the Code.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all facts, information, statements and representations referred to, set forth or assumed herein, in the Business Combination Agreement, the Registration Statement and the Tax Representation Letters. Any material changes in the law, authorities, or such facts, information, statements or representations could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or factual matters arising after the date hereof, including any such changes that have retroactive effect.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger or any other transaction, including any other transaction undertaken in connection with the Merger or contemplated by the terms of the Business Combination Agreement. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name and the discussion of our opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Respectfully,

/s/Bryan Cave Leighton Paisner LLP

BRYAN CAVE LEIGHTON PAISNER LLP